Exhibit (i)(6)

October 26, 2017

Deutsche Portfolio Trust

Deutsche Core Plus Income Fund (to be known as Deutsche Total Return Bond Fund)

345 Park Avenue

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Deutsche Portfolio Trust, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 143 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of units of beneficial interest, with $0.01 par value, of Deutsche Core Plus Income Fund (to be known as Deutsche Total Return Bond Fund), a series of the Trust (the “Portfolio”), which shares of the Portfolio have been classified and designated as Class R (the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust’s Amended and Restated Declaration of Trust dated June 2, 2008, as further amended (the “Declaration of Trust”), the Trust’s Amended and Restated Bylaws, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the statutory laws and regulations (other than the conflict of law rules) of the Commonwealth of Massachusetts, as in existence on the date hereof, and which, in our experience, are normally directly applicable to the issuance of units of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been

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Deutsche Portfolio Trust

October 26, 2017

duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Portfolio. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Portfolio and requires that notice of such disclaimer be given in each written obligation, contract, instrument, certificate, Share, other security of the Trust or undertaking made or issued by the Trustees or officers of the Trust. We have assumed, without any independent review, that notice of such disclaimer has been given in each written obligation, contract, instrument, certificate, Share, other security of the Trust or undertaking made or issued by the Trustees or officers of the Trust. The Declaration of Trust also provides for indemnification out of the property of the Portfolio for, among other things, all legal and other expenses reasonably incurred by any shareholder of the Portfolio held personally liable for the obligations of the Portfolio. Thus, the risk of liability is limited to circumstances in which the Portfolio would be unable to meet its obligations.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ VEDDER PRICE P.C.

Vedder Price P.C.